Exhibit 99.1

Flutter Entertainment Reports Fourth Quarter 2024 Financial Results

March 4, 2025 (New York): Flutter Entertainment (NYSE:FLUT; LSE:FLTR), the world’s leading online sports betting and iGaming operator, announces Q4 and full year 2024 results and introduces 2025 guidance.

Key financial highlights:

	Three months ended December 31				Fiscal year ended December 31
In $ millions except where stated otherwise	2024	2023	YOY		2024	2023	YOY
Average monthly players (AMPs) (‘000s)[1]	14,605	13,588	+7%		13,898	12,325	+13%
Revenue	3,792	3,313	+14%		14,048	11,790	+19%
Net income (loss)	156	(902)	+117%		162	(1,211)	+113%
Net income (loss) margin	4.1%	(27.2)%	+3,130	bps	1.2%	(10.3)%	+1,150	bps
Adjusted EBITDA[2,3]	655	632	+4%		2,357	1,875	+26%
Adjusted EBITDA Margin[2]	17.3%	19.1%	(180)	bps	16.8%	15.9%	+90	bps
Earnings (loss) per share ($)	0.45	(5.14)	+109%		0.24	(6.89)	+103%
Adjusted earnings per share ($)[2]	2.94	1.76	+67%		7.27	4.42	+64%
Net cash provided by operating activities	652	391	+67%		1,602	937	+71%
Free Cash Flow[2]	473	172	+175%		941	335	+181%
Leverage ratio[2]					2.2x	3.1x	(0.9	)x

FY 2024 highlights:

Unparalleled scale and strategic execution underpinned Flutter’s global leadership during the year:

•	Strong full year 2024 performance; AMPs +13% and revenue +19%

•	FanDuel leadership extended; now number one operator for both sportsbook and iGaming[4]

•	Ex-US portfolio expanded; MaxBet added, substantial growth from local heroes in UK and Italy

•	Significant earnings transformation; net income +113%, Adjusted EBITDA +26% as US rapidly scales

•	Excellent cash conversion; net cash provided by operating activities +$0.7bn year-over-year

•	Balance sheet further strengthened; leverage ratio 2.2x, reduced from 3.1x at December 31, 2023

•	Share repurchase program commenced; $121m returned in Q4 with up to $1bn expected in 2025

•	Strong momentum carried into 2025

Q4 2024 overview:

•	Encouraging Q4 with Group AMPs +7%, revenue +14%, net income+117%, and Adjusted EBITDA +4% positioning Flutter exceptionally well for 2025

•

Net income +117% to $156m included the non-cash impact of a (i) $134m acquired intangibles amortization charge and (ii) $212m fair value loss on Fox Option liability. The Q4 2023 net loss included a $725m impairment charge[5]

•	US: Online gross gaming revenue (GGR) market share 36%[4] (sportsbook GGR: 43%, sportsbook net gaming revenue (NGR): 49% and iGaming GGR: 26%):

•	Revenue +14% despite the most customer friendly NFL results in 20 years

•	Leading product delivered record sportsbook structural gross revenue margin of 14.5%, and excellent iGaming revenue growth of 43%

•	Healthy customer acquisition opportunity with payback periods of less than 18 months[6] in line with 2024 year-to-date trends

•	Strong pre-2022 state growth, despite the impact of sports results, with online revenue +9%[7]

•	Adjusted EBITDA -3% at $163m, as good underlying momentum was offset by sports results

•	Group Ex-US: Revenue +14% driven by structural sportsbook revenue margin expansion, favorable sports results and excellent iGaming momentum:

•	UKI strength driven by sustained sportsbook and iGaming product innovation

•	International division leveraging the Flutter Edge with ‘consolidate and invest’[8] revenue +18% (excluding M&A benefit) and strong performances in Italy, India, Turkey, Georgia and Brazil

•	Australia performance reflected expected market declines however, player trends remain encouraging with a third consecutive quarter of AMP growth

•	Group Ex-US Adjusted EBITDA +6% at $492m from strong revenue growth above (constant currency +8%)

•

Earnings per share increased $5.59 to $0.45 primarily due to a tax credit on historic US tax losses and the prior year impairment charge. Adjusted EPS, which no longer includes the impact of fair value adjustments related to the Fox Option[9], as well as other fair value measurements included within other expense, increased 67% to $2.94 also primarily due to the US tax credit

•	Net cash provided by operating activities grew 67% year-over-year to $652m, free cash flow +175% to $473m reflecting significant expansion of the business

Full year 2025 guidance10,11 highlights (see further detail included on page 9):

2025 has started well. In the US, handle growth stepped up from Q4 levels, with overall underlying trends in line with our expectations. Sports results have been broadly neutral year-to-date with a positive outcome on Super Bowl LIX offset by customer friendly sports results in January. Performance outside the US reflects the strong Q4 customer base carried into Q1.

Full year guidance introduced below represents year-over-year growth at the midpoint of 13% revenue and 34% Adjusted EBITDA and includes the following expectations:

US: existing state growth is expected to be in-line with Investor Day commentary. This growth is from a larger underlying business in 2024 than originally outlined at our Investor Day, driven by greater than anticipated growth subsequent to that event:

•

Existing state revenue and Adjusted EBITDA expected mid-points of $7.72bn and $1.4bn, representing year-over-year growth of 33% and 176% respectively (22.5% revenue growth and 5.4 percentage points of Adjusted EBITDA margin expansion on a normalized basis12)

•

New state and territory launches are expected to result in negative revenue of $40m and an Adjusted EBITDA cost of $90m, based on a Q4 launch for Missouri and an early 2026 launch now expected for Alberta, Canada

Group ex-US:

•

Revenue and Adjusted EBITDA expected mid-points of $8.25bn and $1.85bn which are in line with 2024 and represent growth of 6% and 10% respectively, after adjusting for foreign currency headwinds at current spot rates[11] and the gross sports results benefit in 2024. Guidance excludes the NSX and Snai acquisitions which are on track for completion in Q2 2025

Peter Jackson, CEO, commented:

I am proud of the progress we made during 2024 as we delivered against our strategic priorities and enhanced our leadership positions.

FanDuel remains America’s number one sportsbook with its leading product maintaining a clear structural revenue margin advantage over competitors. At the same time, excellent execution secured a new number one spot for FanDuel Casino in iGaming.

Outside of the US, our commitment to first-to-market product innovation led to market share gains in key markets including the UK and Italy, while in Australia, we saw encouraging trends in our player base.

A key driver of our success has been the Flutter Edge, our unique competitive advantage, which delivered innovative, market-leading product propositions to 35m customers worldwide in 2024. We did this sustainably, with players using a Play Well tool increasing since 2023. The launch of the Responsible Online Gaming Association in the US was another big milestone, advancing industry standards for both customers and operators.

Thanks to our scale and cash generation, we are an “And” business, with powerful optionality when deploying capital. This is clearly demonstrated by our commitment to long-term shareholder returns through our share repurchase program, and evident in our expansion into fast-growing markets with the announcement of our acquisitions of NSX in Brazil and Snai in Italy.

We have had a great start to 2025, including record levels of customer engagement for the Super Bowl where FanDuel had 3m active customers placing 17.7m bets with $470m wagered on the day. I am excited to build on this strong momentum as we seize the growth opportunities outlined at our Investor Day last September.

Q4 24 Operating Review

US:

FanDuel was the number one sports betting and iGaming operator during the quarter with GGR market shares of 43% and 26%, respectively.

Our market-leading product proposition delivered strong customer engagement with another quarter of increased player frequency. AMPs were 15% higher year-over-year. New customer activations were lower on a year-over-year basis with the prior comparable period benefitting from the launch in Kentucky in Q3. However, customer economics in-market exceeded our expectations and remained compelling for both sportsbook and iGaming. We continued to invest, with payback periods of less than 18 months and remaining well under our 24-month threshold as we build a bigger business for the future.

Pre-2022 state7 growth remains strong with online revenue +9%, despite the significant adverse NFL sports results impact. As expected, handle growth moderated from previous quarters to 12%. This reflected a combination of factors including an additional round of NFL games in the prior comparable quarter and continued migration of customer spend to higher-revenue margin, but lower-handle Same Game Parlay products.

Product leadership is core to FanDuel’s success. In sportsbook, we leveraged our leading proprietary pricing and risk management capabilities to deliver a 100 basis point increase in our structural gross revenue margin to 14.5%, underpinned by a 500 basis point increase in NFL parlay penetration. This expansion was driven by continuous innovation and improvement of our already market-leading proposition. We added new live betting features as we executed our strategy to deliver a more immersive live experience. We also expanded our market offering and added more customizable generosity options. Our revolutionary Your Way product which gives customers greater ability to customize their parlay choices, was rolled out to all states for NFL during the quarter. While it is still early days in the evolution of the product, we have been pleased with player engagement.

iGaming AMPs grew 37%, including a 59% increase in direct casino AMPs, driven by delivery of new features and content. Launches included new exclusive slots titles such as Samurai 888 Kenji, alongside sports-themed slots content such as NBA Super Slam to help drive sportsbook cross-sell. We also improved our iGaming reward proposition with the introduction of a new jackpot functionality on FanDuel’s daily prize mechanic, FanDuel Reward Machine, as well as trialing our new FanDuel Rewards Club loyalty program.

We exited the year with a strong leadership position, underpinned by unparalleled scale and product innovation, which positions us exceptionally well for 2025.

Group Ex-US:

Group ex-US delivered a strong quarter aided by the benefits of our diversified and scaled portfolio. Excellent momentum in key markets including UKI, Italy and India more than offset the impact of the known softer racing market in Australia.

The UKI division has taken four percentage points of market share over the last two years by delivering a compelling product proposition for players. In sportsbook, Paddy Power expanded the range of markets on its SuperSub product, leveraging our leading pricing capabilities. This drove a 5 percentage point increase in Same Game Parlay penetration as a proportion of total soccer handle in Q4 compared to the prior year, and helped increase our structural gross revenue margin. This was complemented by Paddy Power’s very successful sponsorship of the World Darts Championship during the busy Christmas sporting calendar, which included the Bigger 180 campaign which raised over $1.25m for Prostate Cancer UK. In iGaming, compelling promotions combined with our leading free-to-play content, such as the Sky Vegas Guaranteed Prize Machine, drove iGaming AMPs 13% higher to a record 2.4 million in Q4.

In International, Sisal’s market share was up 230bps year-over-year to 15.0% (Flutter Italy market share 21.4%)13, leveraging the combination of Sisal’s local capabilities and the Flutter Edge. Sisal’s compelling omnichannel offering helped drive very strong online player growth of 33%. Multi-channel players generate over 1.5 times more online revenue than online-only players and we look forward to accessing a broader retail player base with the expected addition of Snai in 2025. Sisal’s poker product offering was enhanced through access to the PokerStars poker liquidity pool, further demonstrating the benefits of the Flutter Edge.

In India, Junglee lapped the effect of the tax changes introduced in October 2023. Junglee has delivered strong player growth throughout this period with 2024 AMPs 72% higher on a year-over-two-year basis.

In Australia we delivered another quarter of AMP growth, up 7% to 1.3m following similarly positive trends in prior quarters. While the racing market declined in line with expectations, we saw strong engagement on sports including NRL, NBA and NFL, with our leading product offering also delivering sustained improvements to structural gross revenue margin.

Q4 2024 financial highlights: Group

In $ millions except percentages	Three months ended December 31
	Revenue				Adjusted EBITDA[2,3]
	2024	2023	YOY	YOY CC	2024	2023	YOY	YOY CC
US	1,611	1,408	14%	14%	163	168	(3)%	(2)%
UKI	963	803	20%	17%	319	272	17%	14%
International	872	727	20%	23%	172	149	15%	26%
Australia	346	375	(8)%	(8)%	66	101	(35)%	(34)%
Unallocated corporate overhead[14]					(65)	(58)	12%	10%
Group Ex-US	2,181	1,905	14%	14%	492	464	6%	8%
Group	3,792	3,313	14%	14%	655	632	4%	5%

The Group delivered a strong Q4 with AMP1 and revenue growth of 7% and 14% respectively, despite the impact of significant customer friendly sports results in the US. The addition of MaxBet added two percentage points to Group revenue growth.

The Group reported net income of $156m compared to a net loss of $902m in Q4 2023. Q4 2024 net income is after non-cash impacts of (i) a loss in the fair value of the Fox Option liability of $212m (Q4 2023 $66m loss) and (ii) a charge relating to the amortization of acquired intangibles of $134m (Q4 2023: $205m). The net loss incurred during Q4 2023 included an impairment charge relating to the PokerStars brand of $725m5.

Unallocated corporate overhead14 represents typical corporate costs in addition to Flutter Edge investment costs to both drive product innovation and optimize the efficiency of the services we provide across the Group. The 12% cost increase in Q4 was driven by both Flutter Edge investment to enhance our pricing capabilities in global sports, such as tennis, and office relocation costs.

Adjusted EBITDA2,3 of $655m grew 4% reflecting strong underlying US, UKI and International revenue growth, although this was partly offset by the impact of adverse sports results in the US. Year-over-year Adjusted EBITDA growth also included the impact of increased taxes in the US (Illinois) and Australia (Victoria) from July 1, 2024, and anticipated softer racing market trends in Australia.

Adjusted EBITDA margin for both US and Group Ex-US reduced by 180bps primarily as a result of the factors above. (Group Ex-US constant currency Adjusted EBITDA margin -140bps).

Earnings per share improved by $5.59 to $0.45 due to a tax credit on historic US tax losses and the prior year impairment charge. Adjusted EPS2 now adjusts for the impact of fair value adjustments related to the Fox Option9 as well as other fair value measurements included within other expense, net, and has been restated for prior periods to reflect this change. Adjusted EPS increased 67% to $2.94 mainly due to the tax credit.

The Group’s net cash provided by operating activities in Q4 2024 increased by 67% to $652m from $391m while Free Cash Flow2 was +175% higher, reflecting the significant expansion in our player base and step up in Adjusted EBITDA year-over-year.

Q4 2024 financial highlights: Segments

US Q4 revenue grew 14% driven by AMP1 growth of 15% with sportsbook revenue +8% and iGaming revenue +43%. This included continued online revenue growth in pre-2022 states of 9% (sportsbook -7% and iGaming +40%)4.

Sportsbook revenue growth of 8% reflects the impact of adverse sports results, with a 12% increase in handle partly offset by a 30 bps reduction in net revenue margin to 6.7%. As anticipated, handle growth moderated sequentially from Q2 and Q3 levels due to the factors set out in the Operating Review above, combined with the timing of state launches in the current and prior year.

Net revenue margin included: (i) a structural revenue margin increase of 100 bps year-over-year to 14.5%, broadly in line with expectations, delivered through our market-leading product proposition and pricing (ii) an unfavorable sports results impact of 150 bps year-over-year (Q4 2024: 390bps unfavorable, Q4 2023: 240bps unfavorable) or $643m in-quarter GGR/$550m NGR before the estimated benefit of recycling, and (iii) promotional spend -20 bps year-over-year to 4.0%.

iGaming revenue grew 43% driven by AMPs +37% and included continued strong growth on slots and live casino in particular.

Adjusted EBITDA2 was $163m (Q4 2023 $168m) with an Adjusted EBITDA margin of 10.1%. Cost of sales as a percentage of revenue of 58.6% was 310 bps higher year-over-year primarily driven by the impact of increased taxes in Illinois following the change from July 1, 2024 and the impact of the adverse sports results on revenue.

Sales and marketing expenses continued to deliver operating leverage and reduced by 300 bps as a percentage of revenue to 20.2%. Technology, research and development costs, and general and administrative costs were broadly in-line with Q3 2024 at $69m and $108m respectively. Year-over-year growth was driven by investment to scale our product and technology capabilities and also reflects phasing of costs in the prior year.

UKI had another strong quarter with revenue growth of 20% (+17% on a constant currency basis15) from an excellent performance in both sportsbook (+31%) and iGaming (+16%).

Sportsbook net revenue margin increased 440bps to 16.1% due to both favorable sports results (Q4 2024: 300bps favorable, Q4 2023: 90bps unfavorable), primarily in the English Premier League, and a 110bps structural revenue margin improvement driven by the product innovation as described in the Operating Review above. Sportsbook handle declined 4% reflecting both the increased mix of higher revenue margin, lower handle Same Game Parlay products and the recycling impact of the favorable results.

iGaming revenue growth of 16% was driven by the strong product proposition across all four of our UKI brands with iGaming AMPs +13% in Q4.

Adjusted EBITDA increased 17% (+14% on a constant currency basis), broadly in line with revenue growth reflecting continued investment to grow our business, along with the prior year phasing of general and administration expenses.

International revenue increased 20% (+23% on a constant currency basis) driven by strong momentum in Sisal (+22%, +28% on a constant currency basis), the return of Junglee to growth (+88%) as it lapped the tax changes introduced in October 2023, and favorable sports results. MaxBet (acquired in January 2024) added $58m in revenue in the quarter. AMP growth moderated to 4% due to the high levels of player engagement during the Cricket World Cup in Q4 2023.

Sportsbook revenue was 46% higher driven by a 20% growth in handle, aided by the MaxBet acquisition, and a 240bps increase in net revenue margin. The margin movement reflected the swing to favorable sports results in Q4 from the very unfavorable results, most notably in Italy, in the comparable prior year quarter (Q4 2024: 70bps favorable, Q4 2023: 260bps unfavorable). iGaming revenue grew 14% (+18% on a constant currency basis) with strong growth in Italy and India along with the addition of MaxBet which added 7 percentage points to growth.

Consolidate and Invest8 markets accounted for 84% of International revenue in Q4 and grew 28% (+32% on a constant currency basis) or 18% (+22% on a constant currency basis) excluding the benefit of MaxBet. This reflected excellent constant currency revenue growth in Italy (+16%, Sisal Italy online revenue +41%), India (+91%), Turkey (+62%), Georgia (+31%) and Brazil (+19%)15.

Adjusted EBITDA increased 15% or (+26% on a constant currency basis). Adjusted EBITDA margin was 80bps lower at 19.7% due to legal costs in Q4 and the phasing of sales and marketing expenses in the prior year.

Australia AMPs grew 7% year-over-year while sportsbook revenue was 8% lower. Revenue performance reflected a handle decline of 5% in line with anticipated market trends, coupled with an adverse 60 basis point year-over-year swing in sports results (Q4 2024 40 basis points unfavorable, Q4 2023 20 basis points favorable). The adverse impact from sports results was partially offset by continued expansion in our structural revenue margin by 30bps to 17.9% driven by our market-leading pricing and risk management capabilities. Adjusted EBITDA was 35% lower (34% on a constant currency basis) driven by the previously communicated impact from the increase in taxes in Victoria and sports results noted above.

Capital structure

Total debt reduced by $320m to $6,736m at December 31, 2024 from $7,056m at December 31, 2023. The Group is now within its medium-term leverage2 target of 2.0-2.5x following the $482m expansion in Adjusted EBITDA during 2024, which also drove net debt $635m lower at December 31, 2024 to $5,160m (December 31, 2023 $5,795m). The Group’s leverage ratio was 2.2x, based on the last 12 months Adjusted EBITDA, a reduction of 0.9x from 3.1x at December 31, 2023.

The share repurchase program commenced in November 2024 with up to $5bn expected to be returned to shareholders over the coming years. The first tranche of the program commenced in November 2024 with 444,746 shares repurchased in 2024 for $121m. In 2025, we expect to return approximately $1bn to shareholders via the program.

Change to reporting segments

Effective January 1, 2025 Flutter will report two segments:

•	US, comprising the FanDuel brand and unchanged from the US segment as reported today

•

Flutter International, comprising all other Flutter brands. This will align with current UKI, Australia and International segments combined. Flutter International will exclude Unallocated corporate overhead

An updated set of financial KPIs will be made available on the Flutter website in advance of our Q1 earnings update.

Full year 2025 guidance

	Actual FY 2024	2025 guidance[10,11]
		Low	High
Group revenue	$14.05bn	$15.48bn	$16.38bn
Group Adjusted EBITDA	$2.36bn	$2.94bn	$3.38bn
US existing state revenue	$5.8bn	$7.47bn	$7.97bn
US existing state Adjusted EBITDA	$507m	$1.28bn	$1.52bn
US new states revenue cost		($40m)
US new states Adjusted EBITDA		($90m)
Group Ex-US revenue	$8.25bn	$8.05bn	$8.45bn
Group Ex-US Adjusted EBITDA	$1.85bn	$1.75bn	$1.95bn
Interest expense, net	$419m	$360m	$380m
Depreciation and amortization excl. acquired intangibles	$516m	Approximately $580m
Capital expenditure[16]	$661m	Approximately $710m
Share repurchases	$121m	Up to $1bn

Guidance above is based on existing segment disclosure

2025 has started well. In the US, handle accelerated from Q4 levels, with overall underlying trends in line with our expectations. Sports results have been broadly neutral year-to-date with a positive outcome on Super Bowl LIX offset by customer friendly sports results in January. Outside of the US performance reflects the strong Q4 customer base carried into Q1.

Full year Group guidance introduced below represents year-over-year growth of 13% revenue and 34% Adjusted EBITDA at the midpoint and reflects the following expectations:

US:

Existing states:

•	Revenue and Adjusted EBITDA mid-points of $7.72bn and $1.4bn, representing year-over-year growth of 33% and 176% respectively

•

This represents revenue growth and Adjusted EBITDA margin expansion of 22.5% and 5.4 percentage points on a normalized basis[12], in line with our Investor Day commentary. This growth is from a larger underlying business in 2024 driven by underlying growth following the event

•	From a phasing perspective we expect 24-25% of 2025 revenue and 20% of 2025 Adjusted EBITDA to arise in Q1 with 60% of 2025 Adjusted EBITDA in H2 and Q4 remaining our largest quarter

New states / territories:

•	New launches are expected to result in negative revenue of $40m and an Adjusted EBITDA cost of $90m, based on a Q4 launch for Missouri and an early 2026 launch now expected for Alberta, Canada

Group ex-US:

•	Revenue and Adjusted EBITDA mid-points of $8.25bn and $1.85bn are in line with 2024 and represent growth of 6% and 10% respectively after adjusting for:

•	Foreign currency headwind of $220m/3% for revenue and $50m/3% for Adjusted EBITDA

•	Favorable sports results in 2024 (Gross revenue impact $229m)

•	This excludes the impact from the acquisition of NSX and Snai, which are on track for completion in Q2 2025

Guidance is provided (i) on the basis that sports results are in line with our expected margin for the remainder of the year, (ii) at current foreign exchange rates11 and (iii) on the basis of a consistent regulatory and tax framework except where otherwise stated.

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

This announcement contains inside information as defined under assimilated Regulation (EU) No. 596/2014, which is part of the laws of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (as amended). The person responsible for arranging release of this information on behalf of Flutter is Edward Traynor, Company Secretary of Flutter.

Conference call:

Flutter management will host a conference call today at 4:30 p.m. ET (9:30 p.m. GMT) to review the results and be available for questions, with access via webcast and telephone.

A public audio webcast of management’s call and the related Q&A can be accessed by registering via www.flutter.com/investors. For those unable to listen to the live broadcast, a replay will be available approximately one hour after the conclusion of the call. This earnings release and supplementary materials will also be made available via www.flutter.com/investors.

Analysts and investors who wish to participate in the live conference call must do so by dialing any of the numbers below and using conference ID 20251. Please dial in 10 minutes before the conference call begins.

+1 888 500 3691 (North America)

+44 800 358 0970 (United Kingdom)

+353 1800 943926 (Ireland)

+61 1800 519 630 (Australia)

+1 646 307 1951 (International)

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements include, but are not limited, to statements related to our expectations regarding the performance of our business, our financial results, our operations, our liquidity and capital resources, the conditions in our industry and our growth strategy. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “believe(s)”, ”expect(s)”, “potential”, “continue(s)”, “may”, “will”, “should”, “could”, “would”, “seek(s)”, “predict(s)”, “intend(s)”, “trends”, “plan(s)”, “estimate(s)”, “anticipates”, “projection”, “goal”, “target”, “aspire”, “will likely result”, and or the negative version of these words or other comparable words of a future or forward-looking nature. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Such factors include, among others: Flutter’s ability to effectively compete in the global entertainment and gaming industries; Flutter’s ability to retain existing customers and to successfully acquire new customers; Flutter’s ability to develop new product offerings; Flutter’s ability to successfully acquire and integrate new businesses; Flutter’s ability to maintain relationships with third-parties; Flutter’s ability to maintain its reputation; public sentiment towards online betting and iGaming generally; the potential impact of general economic conditions, including inflation, fluctuating interest rates and instability in the banking system, on Flutter’s liquidity, operations and personnel; Flutter’s ability to obtain and maintain licenses with gaming authorities, adverse changes to the regulation (including taxation) of online betting and iGaming; the failure of additional jurisdictions to legalize and regulate online betting and iGaming; Flutter’s ability to comply with complex, varied and evolving U.S. and international laws and regulations relating to its business; Flutter’s ability to raise financing in the future; Flutter’s success in retaining or recruiting officers, key employees or directors; litigation and the ability to adequately protect Flutter’s intellectual property rights; the impact of data security breaches or cyber-attacks on Flutter’s systems; and Flutter’s ability to remediate material weaknesses in its internal control over financial reporting.

Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the SEC on March 4, 2025 and other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with a market leading position in the US and across the world. Our ambition is to leverage our significant scale and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global competitive advantages of the Flutter Edge, which gives our brands access to group-wide benefits to stay ahead of the competition, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, tombola, Betfair, MaxBet, Junglee Games and Adjarabet. We are the industry leader with $14,048m of revenue globally for fiscal 2024, up 9% YoY, and $3,792m of revenue globally for the quarter ended December 31, 2024.

Contacts:

Investor Relations:	Media Relations:

Paul Tymms, Investor Relations	Kate Delahunty, Corporate Communications

Ciara O’Mullane, Investor Relations	Rob Allen, Corporate Communications

Liam Kealy, Investor Relations	Lindsay Dunford, Corporate Communications

Email: investor.relations@flutter.com	Email: corporatecomms@flutter.com

Notes

1.

Average Monthly Players (“AMPs”) is defined as the average over the applicable reporting period of the total number of players who have placed and/or wagered a stake and/or contributed to rake or tournament fees during the month. This measure does not include individuals who have only used new player or player retention incentives, and this measure is for online players only and excludes retail player activity. In circumstances where a player uses multiple product categories within one brand, we are generally able to identify that it is the same player who is using multiple product categories and therefore count this player as only one AMP at the Group level while also counting this player as one AMP for each separate product category that the player is using. As a result, the sum of the AMPs presented at the product category level is greater than the total AMPs presented at the Group level. See Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operational Metrics” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2025 for additional information regarding how we calculate AMPs data, including a discussion regarding duplication of players that exists in such data.

2.

Adjusted EBITDA, Adjusted EBITDA Margin, Group Ex-US Adjusted EBITDA, Free Cash Flow, Net Debt, Leverage Ratio, Constant Currency, Adjusted Net Income Attributable to Flutter Shareholders and Adjusted Earnings/(Loss) Per Share are non-GAAP financial measures. Beginning in Q4 2024 Flutter now adjusts the fair value impact of the Fox Option liability[9] and other fair value adjustments in Adjusted Net Income Attributable to Flutter Shareholders and Adjusted Earnings/(Loss) Per Share. See “Definitions of non-GAAP financial measures” and “Reconciliations of Non-GAAP Financial Measures” sections of this document for definitions of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with GAAP. Due to rounding, these numbers may not add up precisely to the totals provided.

3.

Beginning January 1, 2024, the Group revised its definition of Adjusted EBITDA, which is the segment measure used to evaluate performance and allocate resources. The definition of Adjusted EBITDA now excludes share-based compensation as management believes inclusion of share-based compensation can obscure underlying business trends as share-based compensation could vary widely among companies due to different plans in place resulting in companies using share-based compensation awards differently, both in type and quantity of awards granted.

4.

US market position based on available market share data for states in which FanDuel is active. Online sportsbook market share is the gross gaming revenue (GGR) and net gaming revenue (NGR) market share of our FanDuel brand for the three months to December 31, 2024 in the states in which FanDuel was live (excluding Tennessee as they no longer report this data), based on published gaming regulator reports in those states. iGaming market share is the GGR, market share of FanDuel for the three months to December 31, 2024 in the states in which FanDuel was live, based on published gaming regulator reports in those states. US iGaming GGR market share including PokerStars US (which is reported in the International segment) for the three months to December 31, 2024 was 27%.

5.	In Q4 2023 the Group reported a $725m impairment of trademarks associated with the PokerStars business reflecting Flutter’s “local hero” strategy and PokerStars presence in lower growth markets.

6.

Payback is calculated as the projected average length of time it takes players to generate sufficient adjusted gross profit to repay the original average cost of acquiring those players. Customer acquisition costs include the marketing and associated promotional spend incurred to acquire a customer. The projected adjusted gross profit is based on predictive models considering inputs such as staking behavior, interaction with promotional offers and gross revenue margin. Projected adjusted gross profit includes associated variable costs of revenue as well as retention generosity costs.

7.	Pre-2022 states: New Jersey, Pennsylvania, West Virginia, Indiana, Colorado, Illinois, Iowa, Michigan, Tennessee, Virginia, Arizona and Connecticut.

8.	Consolidate and Invest markets within our International segment are Italy, Spain, Georgia, Armenia, Serbia, Brazil, India, Turkey, Morocco, Bosnia & Herzegovina and the US.

9.

Fox has an option to acquire an 18.6% equity interest in FanDuel (the Fox Option). Gains or losses in the fair value of the Fox Option primarily due to changes in the fair value of FanDuel during the reporting period are recorded in Other income (expense), net. The Fox Option impact per share is calculated as the Fox Option impact during the reporting period divided by the diluted weighted average number of shares for the equivalent period (pre-tax). See Part II, “Item 8. Financial Statements and Supplementary Data—Fair Value Measurements” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2025 for additional information regarding The Fox Option.

10.

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

11.	Foreign exchange rates assumed in forecasts for 2025 guidance are USD:GBP of 0.789, USD:EUR of 0.953 and USD:AUD of 1.584.

12.

Normalized 2024 refers to revenue and Adjusted EBITDA before accounting for the transitory impact of sports results. The impact of sports results in 2024 is comprised of a neutral sports results impact in Q1-Q3 and a revenue and Adjusted EBITDA impact of $550m and $360m respectively in Q4 as per our announcement dated January 7, 2025. The business saw an estimated benefit from recycling in Q4 of approximately $50m revenue which flowed through to $25m Adjusted EBITDA. After this recycling benefit and specific cost mitigations in Q4 relating to employee pay accruals and sales and marketing expenses, the impact of sports results for 2024 was estimated to be revenue of $500m and Adjusted EBITDA of $290m.

13.	Italian market position and share based on regulator GGR data from Agenzia delle dogane e dei Monopoli.

14.	Unallocated corporate overhead includes shared technology, research and development, sales and marketing, and general and administrative expenses that are not allocated to specific segments.

15.	Constant currency growth rates are calculated by retranslating the non-US dollar denominated component of Q4 2023 at Q4 2024 exchange rates. See reconciliation on page 24.

16.	Capital expenditure is defined payments for the purchase of property and equipment, the purchase of intangible assets and capitalized software.

Definitions of non-GAAP financial measures

This press release includes Adjusted EBITDA, Adjusted EBITDA Margin, Group Ex-US Adjusted EBITDA, Group Ex-US Adjusted EBITDA Margin, Adjusted Net Income Attributable to Flutter Shareholders, Adjusted Earnings Per Share (“Adjusted EPS”), leverage ratio, Net Debt, Free Cash Flow, and constant currency which are non-GAAP financial measures that we use to supplement our results presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures are presented solely as supplemental disclosures to reported GAAP measures because we believe that these non-GAAP measures are useful in evaluating our operating performance, similar to measures reported by its publicly-listed U.S. competitors, and regularly used by analysts, lenders, financial institutional and investors as measures of performance. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Attributable to Flutter Shareholders, Adjusted EPS, leverage ratio, Net Debt, Free Cash Flow, and Adjusted Depreciation are not intended to be substitutes for any GAAP financial measures, and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Constant currency reflects certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refer to the exchange rates used to translate our operating results for all countries where the functional currency is not the U.S. Dollar, into U.S. Dollars. Because we are a global company, foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations. We believe the disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. We calculate constant currency revenue, Adjusted EBITDA and Segment Adjusted EBITDA by translating prior-period revenue, Adjusted EBITDA and Segment Adjusted EBITDA, as applicable, using the average exchange rates from the current period rather than the actual average exchange rates in effect in the prior period.

Adjusted EBITDA is defined on a Group basis as net income (loss) before income taxes; other income, net; interest expense, net; depreciation and amortization; transaction fees and associated costs; restructuring and integration costs; impairment of PPE and intangible assets and share based compensation expense.

Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of revenue, respectively.

Group Ex-US Adjusted EBITDA is defined as Group Adjusted EBITDA excluding our US Segment Adjusted EBITDA.

Group Ex-US Adjusted EBITDA Margin is Group Ex-US Adjusted EBITDA as a percentage of Group revenue excluding our US Segment revenue.

Adjusted Net Income Attributable to Flutter Shareholders is defined as net income (loss) as adjusted for after-tax effects of transaction fees and associated costs; restructuring and integration costs; gaming taxes dispute, amortization of acquired intangibles, accelerated amortization, loss (gain) on settlement of long-term debt; impairment of PPE and intangible assets; financing related fees not eligible for capitalization; gain from disposal of businesses, fair value (gain)/loss on derivative instruments, fair value (gain)/loss on contingent consideration, fair value (gain)/loss on Fox Option Liability and fair value (gain)/loss on investment and share-based compensation. Prior to Q4 2024 Adjusted Net Income Attributable to Flutter Shareholders included the impact of fair value (gain)/loss on derivative instruments, fair value (gain)/loss on contingent consideration, fair value (gain)/loss on Fox Option Liability and fair value (gain)/loss on investment.

From Q4 2024, Flutter amended the definition of this measure to exclude for all fair value changes namely, i) Fair value (loss) gain on derivative instruments, ii) Fair value gain on contingent consideration, iii) Fair value (loss) gain on Fox Option liability, and iv) Fair value loss on investment.

Management believes the change better reflects the operating performance of our business as:

•	Fair value measurements are not indicative of our core operating results;

•	Management does not have the ability to control or influence changes in fair value; and

•

The change will align the definition of Adjusted Earnings (loss) per share with the definition of adjusted EPS as defined in the performance share units award granted to the Principal Executive Officers and Named Executive Officers.

Adjusted EPS is calculated by dividing adjusted net income attributable to Flutter shareholders by the number of diluted weighted-average ordinary shares outstanding in the period.

Adjusted EBITDA, Adjusted EBITDA Margin, Group Ex-US Adjusted EBITDA, Adjusted net income attributable to Flutter shareholders and Adjusted EPS are non-GAAP measures and should not be viewed as measures of overall operating performance, indicators of our performance, considered in isolation, or construed as alternatives to operating profit (loss), net income (loss) measures or earnings per share, or as alternatives to net cash provided by (used in) operating activities, as measures of liquidity, or as alternatives to any other measure determined in accordance with GAAP.

Management has historically used these measures when evaluating operating performance because we believe that they provide additional perspective on the financial performance of our core business.

Adjusted EBITDA has further limitations as an analytical tool. Some of these limitations are:

•	it does not reflect the Group’s cash expenditures or future requirements for capital expenditure or contractual commitments;

•	it does not reflect changes in, or cash requirements for, the Group’s working capital needs;

•	it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Group’s debt;

•	it does not reflect shared-based compensation expense which is primarily a non-cash charge that is part of our employee compensation;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in the Group’s statements of cash flows; and

•

the further adjustments made in calculating Adjusted EBITDA are those that management consider not to be representative of the underlying operations of the Group and therefore are subjective in nature.

Net debt is defined as total debt, excluding premiums, discounts, and deferred financing expense, and the effect of foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps reflecting the net cash outflow on maturity less cash and cash equivalents.

Leverage ratio is defined as net debt divided by last twelve months Adjusted EBITDA. We use this non-GAAP financial measure to evaluate our financial leverage. We present net debt to Adjusted EBITDA because we believe it is more representative of our financial position as it is reflective of our ability to cover our net debt obligations with results from our core operations, and is an indicator of our ability to obtain additional capital resources for our future cash needs. We believe net debt is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. The Leverage Ratio is not a substitute for, and should be used in conjunction with, GAAP financial ratios. Other companies may calculate leverage ratios differently.

Free Cash Flow is defined as net cash provided by (used in) operating activities less payments for property and equipment, intangible assets and capitalized software. We believe that excluding these items from free cash flow better portrays our ability to generate cash, as such items are not indicative of our operating performance for the period. This non-GAAP measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP. Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Our calculation of Free Cash Flow may differ from similarly titled measures used by other companies, limiting their usefulness as a comparative measure.

Adjusted depreciation is defined as depreciation and amortization excluding amortization of acquired intangibles.

Consolidated Balance Sheets

($ in millions except share and per share amounts)	As of December 31, 2024	As of December 31, 2023
Current assets:
Cash and cash equivalents	1,531	1,497
Cash and cash equivalents – restricted	48	22
Player deposits – cash and cash equivalents	1,930	1,752
Player deposits – investments	130	172
Accounts receivable, net	98	90
Prepaid expenses and other current assets	607	443

Total current assets	4,344	3,976
Investments	6	9
Property and equipment, net	493	471
Operating lease right-of-use assets	507	429
Intangible assets, net	5,364	5,881
Goodwill	13,352	13,745
Deferred tax assets	267	24
Other non-current assets	175	100

Total assets	24,508	24,635
Liabilities, redeemable non-controlling interests and shareholders’ equity
Current liabilities:
Accounts payable	266	240
Player deposit liability	1,940	1,786
Operating lease liabilities	119	123
Long-term debt due within one year	53	51
Other current liabilities	2,212	2,326

Total current liabilities:	4,590	4,526
Operating lease liabilities – non-current	428	354
Long-term debt	6,683	7,005
Deferred tax liabilities	605	802
Other non-current liabilities	935	580

Total liabilities	13,241	13,267
Commitments and contingencies
Redeemable non-controlling interests	1,808	1,152
Shareholders’ equity
Ordinary share (Authorized 300,000,000 shares of €0.09 ($0.10) par value each; issued 2024: 177,895,367 shares; 2023: 177,008,649 shares)	36	36
Shares held by employee benefit trust, at cost 2024: nil, 2023: nil	—	—
Additional paid-in capital	1,611	1,385
Accumulated other comprehensive loss	(1,927)	(1,483)
Retained earnings	9,573	10,106

Total Flutter Shareholders’ Equity	9,293	10,044
Non-controlling interests	166	172

Total shareholders’ equity	9,459	10,216
Total liabilities, redeemable non-controlling interests and shareholders’ equity	24,508	24,635

Consolidated Statements of Comprehensive Income (Loss)

	Three months ended December 31,		Fiscal year ended December 31,
($ in millions except share and per share amounts)	2024	2023	2024	2023
Revenue	3,792	3,313	14,048	11,790
Cost of Sales	(1,966)	(1,784)	(7,346)	(6,202)

Gross profit	1,826	1,529	6,702	5,588
Technology, research and development expenses	(201)	(207)	(820)	(765)
Sales and marketing expenses	(830)	(1,526)	(3,205)	(3,776)
General and administrative expenses	(516)	(415)	(1,808)	(1,596)

Operating profit / (loss)	279	(619)	869	(549)
Other expense, net	(227)	(78)	(434)	(157)
Interest expense, net	(94)	(119)	(419)	(385)

Income / (loss) before income taxes	(42)	(816)	16	(1,091)
Income tax benefit/ (expense)	198	(86)	146	(120)

Net income / (loss)	156	(902)	162	(1,211)

Net gain attributable to non-controlling interests and redeemable non-controlling interests	26	19	53	13
Adjustment of redeemable non-controlling interest to redemption value	49	(9)	66	(2)
Net income/ (loss) attributable to Flutter shareholders	81	(912)	43	(1,222)
Net income / (loss) per share
Basic	0.45	(5.14)	0.24	(6.89)
Diluted	0.45	(5.14)	0.24	(6.89)
Other comprehensive (loss) / income, after tax:
Effective portion of changes in fair value of cash flow hedges	99	(96)	(12)	(121)
Fair value of cash flow hedges transferred to the income statement	(85)	69	32	93
Changes in excluded components of fair value hedge	—	—	(1)	—
Foreign exchange gain on net investment hedges	17	20	73	30
Foreign exchange (loss) / gain on translation of the net assets of foreign currency denominated entities	(879)	440	(554)	357
Fair value movements on available for sale debt instruments	—	5	—	5

Other comprehensive (loss) / income	(848)	438	(462)	364
Other comprehensive (loss) / income attributable to Flutter shareholders	(852)	415	(444)	299
Other comprehensive income / (loss) attributable to non-controlling interest and redeemable non-controlling interest	4	23	(18)	65

Total comprehensive loss	(692)	(464)	(300)	(847)

Consolidated Statements of Cash Flows

	Three months ended December 31,		Fiscal year ended December 31,
($ in millions)	2024	2023	2024	2023
Net income / (loss)	156	(902)	162	(1,211)
Adjustments to reconcile net income / (loss) to net cash from operating activities:
Depreciation and amortization	270	368	1,097	1,285
Impairment Loss	—	725	—	725
Change in fair value of derivatives	(2)	24	2	(7)
Non-cash interest (income) / expense, net	(9)	27	19	(12)
Non-cash operating lease expense	46	24	142	117
Unrealized foreign currency exchange (gain) / loss, net	9	(234)	(15)	(225)
Loss on disposal	1	4	7	5
Share-based compensation – equity classified	47	45	196	180
Share-based compensation – liability classified	2	10	6	10
Other expense, net	212	64	428	163
Deferred taxes	(231)	49	(348)	(132)
Loss on extinguishment of long-term debt	2	5	7	6
Change in contingent consideration	—	(2)	(3)	(2)
Change in operating assets and liabilities:
Player deposits	17	16	33	(1)
Accounts receivable	(17)	(10)	(11)	23
Prepaid expenses and other current assets	(44)	(98)	(73)	146
Accounts payable	11	(11)	(7)	(4)
Other current liabilities	94	304	(104)	366
Player deposit liability	131	7	212	(382)
Operating leases liabilities	(43)	(24)	(148)	(113)

Net cash provided by operating activities	652	391	1,602	937

Cash Flows From Investing Activities
Purchases of property and equipment	(57)	(89)	(144)	(159)
Purchases of intangible assets	13	(62)	(136)	(175)
Capitalized software	(135)	(68)	(381)	(268)
Acquisitions, net of cash acquired	—	—	(160)	—
Cash settlement of derivatives designated in net investment hedge	15	—	10	—

Net cash used in investing activities	(164)	(219)	(811)	(602)

Cash Flows From Financing Activities
Proceeds from issue of ordinary share upon exercise of options	9	6	30	13
Proceeds from issuance of long-term debt (net of transaction costs)	—	1,314	1,684	2,018
Repayment of long-term debt	(9)	(1,024)	(1,948)	(1,837)
Acquisition of non-controlling interests	—	—	—	(95)
Distributions to non-controlling interests	(6)	—	(16)	—
Repurchase of ordinary shares and taxes withheld and paid on employee share awards	(219)	—	(219)	(212)

Net cash (used in) / provided by financing activities	(225)	296	(469)	(113)

Net Increase In Cash, Cash Equivalents And Restricted Cash	263	468	322	222
Cash, Cash Equivalents And Restricted Cash - Beginning of period	3,410	2,701	3,271	2,990
Effect of foreign exchange on cash, cash equivalents and restricted cash	(164)	102	(84)	59

Cash, Cash Equivalents And Restricted Cash - End of period	3,509	3,271	3,509	3,271

Cash, Cash Equivalents And Restricted Cash Comprise Of:
Cash and cash equivalents	1,531	1,497	1,531	1,497
Cash and cash equivalents - restricted	48	22	48	22
Player deposits – cash and cash equivalents	1,930	1,752	1,930	1,752

Cash, Cash Equivalents And Restricted Cash - End of period	3,509	3,271	3,509	3,271

Supplemental Disclosures Of Cash Flow Information:
Interest paid	119	49	462	408
Income tax paid (net of refunds)	77	46	255	255
Operating cash flows from operating leases	50	30	174	133
Non-Cash Investing And Financing Activities:
Purchase of property and equipment with accrued expense	15	—	15	—
Right-of-use assets obtained in exchange of operating lease liabilities	15	30	155	73
Adjustments to lease balances as a result of remeasurement	19	12	47	22
Business acquisitions (including deferred consideration)	—	—	2	—
Proceeds from issuance as part of debt restructuring	—	5,267	—	5,267
Principal amount of extinguishment as part of debt restructuring	—	4,622	—	4,622

Reconciliations of non-GAAP financial measures

Adjusted EBITDA reconciliation

See below a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to net income, the most comparable GAAP measure.

	Three months ended December 31		Fiscal year ended December 31
($ in millions)	2024	2023	2024	2023
Net income / (loss)	156	(902)	162	(1,211)
Add back:
Income taxes	(198)	86	(146)	120
Other expense, net	227	78	434	157
Interest expense, net	94	119	419	385
Depreciation and amortization	270	368	1,097	1,285
Impairment	—	725	—	725
Share-based compensation expense	49	55	202	190
Transaction fees and associated costs [1]	9	46	54	92
Restructuring and integration costs [2]	48	57	135	132

Adjusted EBITDA	655	632	2,357	1,875

Less: US Adjusted EBITDA	(163)	(168)	(507)	(232)

Group Ex-US Adjusted EBITDA	492	464	1,850	1,643

Revenue	3,792	3,313	14,048	11,790
Adjusted EBITDA Margin	17.3%	19.1%	16.8%	15.9%

1.

Primarily associated with advisory fees related to implementation of internal controls, information system changes and other strategic advisory related to the change in the primary listing of the Group, transaction fees related to Snaitech and NSX for the year ended December 31, 2024, and the listing of Flutter’s ordinary shares in the US for the year ended December 31, 2023.

2.

Costs primarily relate to various restructuring and other strategic initiatives to drive synergies. The programs are expected to run until 2027. These actions include efforts to consolidate and integrate our technology infrastructure, back-office functions and relocate certain operations to lower cost locations. It also includes business process re-engineering cost, planning and design of target operating models for the Group’s enabling functions and discovery and planning related to the Group’s anticipated migration to a new enterprise resource planning system. The costs also included severance expenses, advisory fees and temporary staffing cost. The programs are expected to run until 2027.

Free Cash Flow reconciliation

See below a reconciliation of Free Cash Flow to net cash provided by operating activities, the most comparable GAAP measure.

	Three months ended December 31		Fiscal year ended December 31
($ in millions)	2024	2023	2024	2023
Net cash provided by operating activities	652	391	1,602	937
Less cash impact of:
Purchases of property and equipment	(57)	(89)	(144)	(159)
Purchases of intangible assets	13	(62)	(136)	(175)
Capitalized software	(135)	(68)	(381)	(268)

Free Cash Flow	473	172	941	335

Net debt reconciliation

See below a reconciliation of net debt to long-term debt, the most comparable GAAP measure.

($ in millions)	As at December 31, 2024	As at December 31, 2023
Long-term debt	6,683	7,005
Long-term debt due within one year	53	51

Total Debt	6,736	7,056
Add:
Transactions costs, premiums or discount included in the carrying value of debt	52	54
Less:
Unrealized foreign exchange on translation of foreign currency debt [1]	(97)	182
Cash and cash equivalents	(1,531)	(1,497)

Net Debt	5,160	5,795

1.	Representing the adjustment for foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps to reflect the net cash outflow on maturity.

Adjusted net income attributable to Flutter shareholders

See below a reconciliation of Adjusted net income attributable to Flutter shareholders to net income/ (loss), the most comparable GAAP measure.

	Three months ended December 31		Fiscal year ended December 31
($ in millions)	2024	2023	2024	2023
Net income / (loss)	156	(902)	162	(1,211)
Less:
Transaction fees and associated costs	9	46	54	92
Restructuring and integration costs	48	57	135	132
Impairment	—	725	—	725
Amortization of acquired intangibles	134	205	581	791
Accelerated amortization	—	30	—	30
Share-based compensation	49	55	202	190
Loss on settlement of long-term debt	2	5	7	6
Financing related fees not eligible for capitalization	6	29	8	29
Fair value (gain) / loss on derivative instruments	(2)	24	2	(7)
Fair value gain on contingent consideration	—	—	(3)	—
Fair value loss on Fox Option Liability	212	66	426	165
Fair value loss on investment	—	2	2	2
Tax impact of above adjustments[2]	(9)	(22)	(148)	(150)

Adjusted net income	605	320	1,428	794
Less:
Net income attributable to non-controlling interests and redeemable non-controlling interests[3]	26	19	53	13
Adjustment of redeemable non-controlling interest[4]	49	(9)	66	(2)

Adjusted net income attributable to Flutter shareholders	530	310	1,309	783

Weighted average number of shares	180	177	180	177

1.	Flutter now adjusts for the fair value impact of the Fox Option liability and other fair value adjustments in Adjusted Net Income Attributable to Flutter Shareholders and Adjusted Earnings Per Share
2.	Tax rates used in calculated adjusted net profit attributable to Flutter shareholders is the statutory tax rate applicable to the geographies in which the adjustments were incurred.
3.	Represents net loss attributed to the non-controlling interest in Sisal and the redeemable non-controlling interest in FanDuel and Junglee.
4.

Represents the adjustment made to the carrying value of the redeemable non-controlling interests in Junglee to account for the higher of (i) the initial carrying amount adjusted for cumulative earnings allocations, or (ii) redemption value at each reporting date through retained earnings.

Adjusted Earnings Per Share reconciliation

See below a reconciliation of Adjusted Earnings Per Share to diluted earnings per share, the most comparable GAAP measure.

	Three months ended December 31		Fiscal year ended December 31
	$2024	2023	2024	2023
Earnings (loss) per share to Flutter shareholders	0.45	(5.14)	0.24	(6.89)
Add/ (Less):
Transaction fees and associated costs	0.05	0.26	0.30	0.52
Restructuring and integration costs	0.27	0.32	0.75	0.75
Impairment	—	4.10	—	4.10
Amortization of acquired intangibles	0.74	1.16	3.23	4.47
Accelerated amortization	—	0.17	—	0.17
Share-based compensation	0.27	0.31	1.12	1.07
Loss on settlement of long-term debt	0.01	0.03	0.04	0.03
Financing related fees not eligible for capitalization	0.03	0.16	0.04	0.16
Fair value (gain) / loss on derivative instruments	(0.01)	0.14	0.01	(0.04)
Fair value gain on contingent consideration	—	—	(0.02)	—
Fair value loss on Fox Option Liability	1.18	0.37	2.37	0.93
Fair value loss on investment	—	0.01	0.01	0.01
Tax impact of above adjustments	(0.05)	(0.12)	(0.82)	(0.85)

Adjusted earnings per share	2.94	1.76	7.27	4.42

Constant currency (‘CC’) growth rate reconciliation

See below a reconciliation of segment constant currency growth rates to nominal currency growth rates, the most comparable GAAP measure.

($ millions except percentages)	Three months ended December 31
Unaudited	2024	2023	YOY	2024	2023	YOY
				FX impact	CC	CC
Revenue
US	1,611	1,408	+14%	(1)	1,407	+14%
UKI	963	803	+20%	18	821	+17%
International	872	727	+20%	(20)	707	+23%
Australia	346	375	(8)%	2	377	(8)%

Group Ex-US	2,181	1,905	+14%	—	1,905	+14%

Group	3,792	3,313	+14%	(1)	3,312	+14%

Adjusted EBITDA
US	163	168	(3)%	(1)	167	(2)%
UKI	319	272	+17%	7	279	+14%
International	172	149	+15%	(13)	136	+26%
Australia	66	101	(35)%	(1)	100	(34)%
Unallocated corporate overhead	(65)	(58)	+12%	(1)	(59)	+10%

Group Ex-US	492	464	+6%	(8)	456	+8%

Group	655	632	+4%	(9)	623	+5%

See below a reconciliation of other reported constant currency revenue growth rates to nominal currency growth rates.

	Three months ended December 31, 2024
Unaudited	YoY	YoY	YoY
	CC	FX impact	Nom
International iGaming	+18%	(4)%	+14%
Consolidate and Invest markets[8]	+32%	(4)%	+28%
Consolidate and Invest markets excluding MaxBet	+22%	(4)%	+18%
Italy	+16%	(1)%	+15%
India	+91%	(3)%	+88%
Turkey	+62%	(35)%	+27%
Georgia	+31%	(3)%	+28%
Brazil	+19%	(17)%	+2%
Sisal	+28%	(6)%	+22%
Sisal Italy online	+41%	(2)%	+39%

Segment KPIs

($ millions except percentages)	Three months ended December 31, 2024				YOY
Unaudited	US	UKI	Intl	Aus	US		UKI		Intl		Aus
Average monthly players (‘000s)	4,561	4,063	4,706	1,275	+15%		+5%		+4%		+7%
Sportsbook handle	16,379	2,947	1,581	2,857	+12%		(4)%		+20%		(5)%
Sportsbook net revenue margin	6.7%	16.1%	13.5%	12.1%	(30	)bps	+440	bps	+240	bps	(30	)bps
Sportsbook revenue	1,106	473	213	346	+8%		+31%		+46%		(8)%
iGaming revenue	441	458	626	—	+43%		+16%		+14%		—
Other revenue	64	32	33	—	(11)%		(33)%		(3)%		—

Total revenue	1,611	963	872	346	+14%		+20%		+20%		(8)%

Adjusted EBITDA	163	319	172	66	(3)%		+17%		+15%		(35)%
Adjusted EBITDA margin	10.1%	33.1%	19.7%	19.1%	(180	)bps	(70	)bps	(80	)bps	(760	)bps
Additional information: Segment operating expenses
Cost of sales	944	333	391	190	+21%		+15%		+11%		(4)%
Technology, research and development expenses	70	36	48	8	+19%		(20)%		(6)%		+33%
Sales & marketing expenses	326	175	136	60	—%		+22%		+46%		+3%
General and administrative expenses	108	98	125	21	+48%		+85%		+45%		+50%

Reconciliation of supplementary non GAAP information: Adjusted depreciation and amortization

($ millions)	Three months ended December 31, 2024						Three months ended December 31, 2023
unaudited	US	UKI	Intl	Aus	Corp	Total	US	UKI	Intl	Aus	Corp	Total
Depreciation and Amortization	31	78	135	17	9	270	38	103	204	17	6	368
Less: Amortization of acquired intangibles	(4)	(50)	(76)	(4)	—	(134)	(5)	(79)	(116)	(6)	—	(206)
Less: Accelerated amortization	—	—	—	—	—	—	—	—	(30)	—	—	(30)

Adjusted depreciation and amortization[1]	27	28	59	13	9	136	33	24	58	11	6	132

($ millions)	Fiscal year ended December 31, 2024						Fiscal year ended December 31, 2023
unaudited	US	UKI	Intl	Aus	Corp	Total	US	UKI	Intl	Aus	Corp	Total
Depreciation and Amortization	120	335	547	65	30	1,097	118	415	676	60	16	1,285
Less: Amortization of acquired intangibles	(16)	(222)	(325)	(18)	—	(581)	(20)	(310)	(438)	(23)	—	(791)
Less: Accelerated amortization	—	—	—	—	—	—	—	—	(30)	—	—	(30)

Adjusted depreciation and amortization[1]	104	113	222	47	30	516	98	105	208	37	16	464

1.	Adjusted depreciation and amortization is defined as depreciation and amortization excluding amortization of acquired intangibles